Exhibit 99.1

October 26, 2018	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Announces Third-Quarter 2018 Results,
Increases Dividend by 17 Percent,
Provides Preliminary 2019 Operating Plan and Capital Allocation Strategy

HOUSTON, October 26, 2018/PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today reported financial and operating results for the third-quarter of 2018.

Third-Quarter 2018 Highlights

•	Daily equivalent production of 2,029 million cubic feet equivalent (Mmcfe) per day

•	Net income of $122.3 million (or $0.28 per share); adjusted net income (non-GAAP) of $108.9 million (or $0.25 per share)

•	Net cash provided by operating activities of $242.2 million; discretionary cash flow (non-GAAP) of $298.8 million

•	Free cash flow (non-GAAP) of $28.6 million

•	Return on capital employed (ROCE) (non-GAAP) of 10.8 percent for the trailing twelve months

•	Returned $188.5 million of capital to shareholders through dividends and share repurchases

•	Announced a 17 percent dividend increase, the Company’s third dividend increase in the last 18 months

•	Reduced debt by $237.0 million, resulting in annualized interest expense savings of $15.3 million

•	Improved operating expenses per unit by 18 percent relative to the prior-year comparable quarter

See the supplemental tables at the end of this press release for a reconciliation of non-GAAP measures including adjusted net income, EBITDAX, discretionary cash flow, free cash flow, ROCE, and net debt to adjusted capitalization ratio.

"We returned to free cash flow generation during the third-quarter while delivering significant year-over-year growth in all financial metrics,” stated Dan O. Dinges, Chairman, President and Chief Executive Officer. “We continue to execute on our strategy of delivering returns-focused growth in per share metrics, returning capital to shareholders, and improving our return on capital employed.”

Third-Quarter 2018 Financial Results

Third-quarter 2018 daily equivalent production was 2,029 Mmcfe per day (100 percent natural gas), a 10 percent increase relative to the third-quarter of 2017 and a seven percent sequential increase relative to the second-quarter of 2018. On a divestiture-adjusted basis, third-quarter 2018 daily equivalent production increased 19 percent relative to the prior-year comparable quarter.

Third-quarter 2018 net income was $122.3 million, or $0.28 per share, compared to net income of $17.6 million, or $0.04 per share, in the prior-year period. Third-quarter 2018 adjusted net income (non-GAAP) was $108.9 million, or $0.25 per share, compared to adjusted net income of $32.0 million, or $0.07 per share, in the prior-year period. Third-quarter 2018 EBITDAX (non-GAAP) was $291.6 million, compared to $218.6 million in the prior-year period.

Third-quarter 2018 net cash provided by operating activities was $242.2 million, compared to $189.1 million in the prior-year period. Third-quarter 2018 discretionary cash flow (non-GAAP) was $298.8 million, compared to $207.2 million in the prior-year period. Third-quarter 2018 free cash flow (non-GAAP) was $28.6 million, compared to $4.0 million in the prior-year period.

Third-quarter 2018 natural gas price realizations, both including and excluding the impact of derivatives, were $2.36 per thousand cubic feet (Mcf), an increase of 16 percent compared to the prior-year period. Third-quarter 2018 natural gas price realizations represented a $0.54 discount to NYMEX settlement prices compared to a $0.99 discount in the prior-year comparable quarter.
Third-quarter 2018 operating expenses (including financing) decreased to $1.69 per thousand cubic feet equivalent (Mcfe), an 18 percent improvement compared to the prior-year period. All operating expense categories decreased on a per unit basis relative to last year's comparable quarter except for exploration, which increased primarily as a result of $5.3 million of exploratory dry hole costs related to the final activity in the Company’s first exploratory area, for which the Company previously announced its decision to cease further activity.
Cabot incurred a total of $263.2 million of capital expenditures in the third-quarter of 2018 including $237.5 million of drilling and facilities capital; $16.1 million of leasehold acquisition capital; and $9.6 million of other capital. Additionally, the Company contributed $10.0 million to its equity method pipeline investments in the third-quarter of 2018. See the supplemental table at the end of this press release reconciling the capital expenditures during the third-quarter of 2018.

Year-To-Date 2018 Financial Results

Daily equivalent production for the nine-month period ended September 30, 2018 was 1,936 Mmcfe per day (99 percent natural gas), a three percent increase relative to the prior-year period. On a divestiture-adjusted basis, daily equivalent production for the nine-month period ended September 30, 2018 increased nine percent relative to the prior-year period.

For the nine-month period ended September 30, 2018, net income was $282.0 million, or $0.63 per share, compared to net income of $144.8 million, or $0.31 per share, for the nine-month period ended September 30, 2017. Adjusted net income (non-GAAP) was $295.3 million, or $0.66 per share, compared to adjusted net income of $185.1 million, or $0.40 per share, for the nine-month period ended September 30, 2017. EBITDAX (non-GAAP) for the nine-month period ended September 30, 2018 was $802.3 million, compared to $799.3 million for the nine-month period ended September 30, 2017.

For the nine-month period ended September 30, 2018, net cash provided by operating activities was $788.9 million, compared to $719.0 million for the nine-month period ended September 30, 2017. Discretionary cash flow (non-GAAP) for the nine-months ended September 30, 2018 was $775.6 million, compared to $736.0 million for the nine-month period ended September 30, 2017. Free cash flow (non-GAAP) was $55.2 million for the nine-month period ended September 30, 2018, compared to $125.8 million for the nine-month period ended September 30, 2017. ROCE (non-GAAP) improved to 10.8 percent for the trailing twelve months ended September 30, 2018, compared to 5.7 percent for the trailing twelve months ended September 30, 2017.

Natural gas price realizations, including the impact of derivatives, were $2.32 per Mcf for the nine-month period ended September 30, 2018, a decrease of one percent compared to the nine-month period ended September 30, 2017.

For the nine-month period ended September 30, 2018, operating expenses (including financing) decreased to $1.71 per Mcfe, a 16 percent improvement compared to the prior-year period.

Cabot incurred a total of $593.1 million of capital expenditures during the nine-month period ended September 30, 2018 including $551.4 million of drilling and facilities capital; $27.5 million of leasehold acquisition capital; and $14.2 million of other capital. Additionally, the Company contributed $72.9 million to its equity method pipeline investments during the nine-month period ended September 30, 2018.

Dividend Increase

Cabot’s Board of Directors today approved a 17 percent increase in its quarterly cash dividend on common stock. Effective with the dividend payable on November 16, 2018, to holders of record as of November 7, 2018, the board declared a quarterly dividend of $0.07 per share on its common stock. “With the in-service of the Atlantic Sunrise pipeline project now in the rearview mirror, we have full confidence in the Company’s ability to generate significant free cash flow in the coming years,” commented Dinges. “As a result, we are increasing our dividend for the third time in the last 18 months as we continue to increase the focus of our capital allocation on returning cash to our shareholders.”

Share Repurchase Program Update

During the third-quarter of 2018, Cabot repurchased 7.2 million shares at a weighted-average share price of $22.67. Subsequent to the end of the third-quarter, the Company repurchased an additional 2.8 million shares at a weighted-average share price of $23.17 under a Rule 10b5-1 plan, resulting in year-to-date repurchases through the date of this press release of approximately 30.0 million shares at a weighted-average share price of $23.66. Since reactivating the share repurchase program in the second-quarter of 2017, Cabot has reduced its shares outstanding by over seven percent to 431.2 million shares. “Our year-to-date share repurchases, in addition to our expected dividend payments for the year, will result in the Company returning over $820 million of capital to shareholders, implying a total shareholder yield of almost nine percent based on our current market capitalization,” said Dinges.

Financial Position and Liquidity

As of September 30, 2018, Cabot had total debt of $1.3 billion and cash on hand of $316.1 million. During the third-quarter of 2018, Cabot paid off its $237.0 million tranche of 6.44% senior notes that matured on July 16, 2018, resulting in approximately $15.3 million of annualized interest expense savings going forward.

The Company's net debt-to-adjusted capitalization ratio and net debt-to-trailing twelve months EBITDAX ratio were 31.7 percent and 0.9x, respectively, compared to 29.2 percent and 1.0x as of December 31, 2017. The Company currently has no debt outstanding under the credit facility, resulting in over $2.1 billion of liquidity.

Fourth-Quarter and Full-Year 2018 Guidance

Cabot has reaffirmed its previously announced fourth-quarter 2018 net production guidance of 2,225 to 2,275 Mmcfe per day. The Company has also reaffirmed its previously announced 2018 daily production growth guidance range of 7 to 8 percent (12 to 13 percent on a debt-adjusted per share basis) and its full-year capital budget of $940 million. “Due to the recent improvement in the near-term outlook for NYMEX prices and basis differentials, we now expect to generate approximately $200 million of free cash flow during the fourth-quarter and approximately $250 million of free cash flow for the full-year, based on current strip prices”, noted Dinges.

Preliminary 2019 Operating Plan

Cabot has provided its preliminary 2019 production growth guidance range of 20 to 25 percent (25 to 30 percent on a debt-adjusted per share basis). This production growth range is based on a capital budget of $800 million to $850 million. Based on current market indications for basis differentials at the time of this press release, Cabot expects its natural gas price realizations to average $0.30 below NYMEX for the full-year of 2019. Based on current strip prices and these differential assumptions, the Company's 2019 program is expected to deliver between $650 million and $700 million of free cash flow. “Our preliminary 2019 operating plan and capital budget can deliver greater than 60 percent growth in earnings per share, an improvement in ROCE to over 20 percent, and a free cash flow yield over seven percent based on our current market capitalization” said Dinges. “I would also highlight that our focus, first and foremost, is on maximizing returns and free cash flow with production growth simply being a result of disciplined capital allocation to high-quality assets. To the extent that our outlook for commodity prices in 2019 and beyond changes as a result of supply and demand dynamics during this coming winter heating season, we may reevaluate our plans in early 2019 to remain aligned with our strategic focus on maximizing returns and free cash flow.”

Capital Allocation Strategy

Cabot plans to distribute greater than 50 percent of free cash flow to shareholders annually through a combination of dividends and share repurchases. The allocation of the remaining free cash flow will be dependent on market conditions with a focus preserving financial flexibility and increasing optionality throughout all commodity price cycles. “Given the inflection point we are reaching for free cash flow generation this year, we are excited to highlight our capital allocation plans beyond investing through the drill-bit in our high-return Marcellus Shale assets,” stated Dinges. “Cabot has been at the forefront of the shift in strategy across the exploration and production sector to focusing on generating free cash flow, improving return on capital, and increasing return of capital. We believe our commitment to provide this level of payout to shareholders annually while still preserving financial flexibility to remain opportunistic through all cycles, maximizes Cabot’s ability to create long-term shareholder value.”

Conference Call Webcast

A conference call is scheduled for Friday, October 26, 2018, at 9:30 a.m. Eastern Time to discuss third-quarter 2018 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Form 10-K and subsequent public filings for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
PRODUCTION VOLUMES
Natural gas (Bcf)	186.5	161.2	523.6	491.2
Crude oil and condensate (Mbbl)	—	1,268.0	754.0	3,202.8
Natural gas liquids (NGLs) (Mbbl)	—	124.7	75.1	380.6
Equivalent production (Bcfe)	186.5	169.5	528.6	512.7
Daily equivalent production (Mmcfe/day)	2,029	1,843	1,936	1,878

AVERAGE SALES PRICE
Natural gas, including hedges ($/Mcf)	$2.36	$2.03	$2.32	$2.35
Natural gas, excluding hedges ($/Mcf)	$2.36	$2.01	$2.33	$2.35
Crude oil and condensate, including hedges ($/Bbl)	$—	$45.53	$63.68	$45.70
Crude oil and condensate, excluding hedges ($/Bbl)	$—	$44.88	$64.68	$45.13
NGL ($/Bbl)	$—	$17.04	$21.49	$18.08

AVERAGE UNIT COSTS ($/Mcfe)
Direct operations	$0.09	$0.15	$0.10	$0.15
Transportation and gathering	0.69	0.70	0.67	0.71
Taxes other than income	0.02	0.05	0.03	0.05
Exploration	0.05	0.04	0.13	0.03
Depreciation, depletion and amortization	0.65	0.86	0.55	0.83
General and administrative (excluding stock-based compensation)	0.08	0.09	0.09	0.09
Stock-based compensation	0.03	0.05	0.03	0.05
Interest expense	0.08	0.12	0.11	0.12
	$1.69	$2.06	$1.71	$2.03

WELLS DRILLED (1)
Gross	21	23	60	71
Net	21.0	20.4	60.0	62.5

WELLS COMPLETED (1)
Gross	27	30	61	81
Net	27.0	22.2	61.0	70.2
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(1)	Wells drilled represents wells drilled to total depth during the period. Wells completed includes wells completed during the period, regardless of when they were drilled.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
OPERATING REVENUES
Natural gas	$440,835	$323,319	$1,217,603	$1,152,089
Crude oil and condensate	—	56,913	48,722	144,528
Gain (loss) on derivative instruments	(3,537)	(836)	(1,628)	46,353
Brokered natural gas	105,849	3,528	203,375	12,260
Other	2,026	2,492	3,775	8,486
	545,173	385,416	1,471,847	1,363,716
OPERATING EXPENSES
Direct operations	17,030	26,282	52,757	78,185
Transportation and gathering	129,534	117,891	355,848	361,909
Brokered natural gas	93,405	2,797	178,437	10,262
Taxes other than income	2,852	9,194	15,434	26,562
Exploration	10,049	6,466	68,166	16,623
Depreciation, depletion and amortization	121,172	146,267	288,210	425,689
Impairment of oil and gas properties	—	—	—	68,555
General and administrative (excluding stock-based compensation)	14,235	15,395	48,382	44,724
Stock-based compensation(1)	6,489	7,849	17,631	26,178
	394,766	332,141	1,024,865	1,058,687
Loss on equity method investments	(11)	(1,417)	(1,009)	(3,986)
Gain (loss) on sale of assets	25,655	(11,872)	(14,850)	(13,498)
INCOME FROM OPERATIONS	176,051	39,986	431,123	287,545
Interest expense, net	14,191	20,331	57,577	61,720
Other expense (income)	115	(5,083)	347	(4,974)
Income before income taxes	161,745	24,738	373,199	230,799
Income tax expense	39,408	7,151	91,201	85,965
NET INCOME	$122,337	$17,587	$281,998	$144,834
Earnings per share - Basic	$0.28	$0.04	$0.63	$0.31
Weighted-average common shares outstanding	440,772	462,498	450,445	464,194
_______________________________________________________________________________

(1)	Includes the impact of the Company’s performance share awards and restricted stock.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)	September 30, 2018	December 31, 2017
ASSETS
Current assets	$619,864	$764,957
Properties and equipment, net (Successful efforts method)	3,366,237	3,072,204
Assets held for sale	6,114	778,855
Other assets	186,828	111,328
	$4,179,043	$4,727,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$366,098	$630,050
Long-term debt, net (excluding current maturities)	1,218,848	1,217,891
Deferred income taxes	358,708	227,030
Liabilities held for sale	381	15,748
Other liabilities	140,861	112,720
Stockholders' equity	2,094,147	2,523,905
	$4,179,043	$4,727,344

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$122,337	$17,587	$281,998	$144,834
Deferred income tax expense	64,823	16,336	131,799	89,731
Impairment of oil and gas properties	—	—	—	68,555
(Gain) loss on sale of assets	(25,655)	11,872	14,850	13,498
Exploratory dry hole cost	5,340	—	56,425	2,842
(Gain) loss on derivative instruments	3,537	836	1,628	(46,353)
Net cash received (paid) in settlement of derivative instruments	(41)	3,906	(20,354)	3,587
Income charges not requiring cash	128,422	156,693	309,212	459,265
Changes in assets and liabilities	(56,569)	(18,130)	13,294	(16,912)
Net cash provided by operating activities	242,194	189,100	788,852	719,047

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(260,232)	(193,480)	(647,503)	(586,813)
Proceeds from sale of assets	28,657	31,236	675,525	32,711
Investment in equity method investments	(9,961)	(9,756)	(72,866)	(23,382)
Net cash used in investing activities	(241,536)	(172,000)	(44,844)	(577,484)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of debt	(237,000)	—	(237,000)	—
Treasury stock repurchases	(162,071)	—	(581,725)	(68,255)
Dividends paid	(26,467)	(23,125)	(81,185)	(55,707)
Tax withholdings on vesting of stock awards	(37)	(257)	(8,068)	(5,929)
Other	—	4	—	42
Net cash used in financing activities	(425,575)	(23,378)	(907,978)	(129,849)

Net increase (decrease) in cash and cash equivalents	$(424,917)	$(6,278)	$(163,970)	$11,714

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, we believe certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of our peers and of prior periods. In addition, we believe these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

We have also included herein certain forward-looking non-GAAP financial measures. Due to the forward-looking nature of these non-GAAP financial measures, we cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Reconciling items in future periods could be significant.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings Per Share

Adjusted Net Income and Adjusted Earnings per Share are presented based on our belief that these non-GAAP measures enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. Adjusted Net Income and Adjusted Earnings per Share are not measures of financial performance under GAAP and should not be considered as alternatives to net income and earnings per share, as defined by GAAP.

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2018	2017	2018	2017
As reported - net income	$122,337	$17,587	$281,998	$144,834
Reversal of selected items:
Impairment of oil and gas properties	—	—	—	68,555
(Gain) loss on sale of assets	(25,655)	11,872	14,850	13,498
(Gain) loss on derivative instruments(1)	3,496	4,742	(18,726)	(42,766)
Stock-based compensation expense	6,489	7,849	17,631	26,178
Severance expense	—	3,192	28	3,192
OPEB curtailment	—	(4,850)	—	(4,850)
Interest expense related to income tax reserves	(1,863)	—	3,654	—
Tax effect on selected items	4,127	(8,427)	(4,104)	(23,577)
Adjusted net income	$108,931	$31,965	$295,331	$185,064
As reported - earnings per share	$0.28	$0.04	$0.63	$0.31
Per share impact of selected items	(0.03)	0.03	0.03	0.09
Adjusted earnings per share	$0.25	$0.07	$0.66	$0.40
Weighted-average common shares outstanding	440,772	462,498	450,445	464,194
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(1)
This amount represents the non-cash mark-to-market changes of our commodity derivative instruments recorded in (gain) loss on derivative instruments in the Condensed Consolidated Statement of Operations.

Return on Capital Employed

Return on Capital Employed (ROCE) is defined as adjusted net income (defined above) plus after-tax net interest expense divided by average capital employed, which is defined as total debt plus stockholders’ equity. ROCE is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our profitability and the efficiency with which we have employed capital over time relative to other companies. ROCE is not a measure of financial performance under GAAP and should not be considered an alternative to net income, as defined by GAAP.

	Twelve Months Ended September 30,
(In thousands)	2018	2017
Interest expense, net	$77,987	$82,236
Less: Interest expense related to income tax reserves (1)	(3,681)	—
Tax benefit	(20,227)	(30,386)
After-tax interest expense, net (A)	54,079	51,850

As reported - net income (loss)	237,558	(147,926)
Adjustments to as reported - net income, net of tax	117,228	338,100
Adjusted net income (B)	354,786	190,174

Adjusted net income before interest expense, net (A + B)	$408,865	$242,024

Total debt - beginning of twelve month period	$1,521,551	$1,520,190
Stockholders’ equity - beginning of twelve month period	2,644,594	2,863,250
Capital employed - beginning of twelve month period	4,166,145	4,383,440

Total debt - end of twelve month period	1,285,848	1,521,551
Stockholders’ equity - end of twelve month period	2,094,147	2,644,594
Capital employed - end of twelve month period	3,379,995	4,166,145

Average capital employed (C)	$3,773,070	$4,274,793

Return on average capital employed (ROCE) (A+B) / C	10.8%	5.7%
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(1)	Interest expense related to income tax reserves is included in the adjustments to as reported - net income, net of tax.

Discretionary Cash Flow and Free Cash Flow Calculation and Reconciliation

Discretionary Cash Flow is defined as net cash provided by operating activities excluding changes in assets and liabilities. Discretionary Cash Flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the full cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

Free Cash Flow is defined as Discretionary Cash Flow (defined above) less capital expenditures and investment in equity method investments. Free Cash Flow is an indicator of a company's ability to generate cash flow after spending the money required to maintain or expand its asset base. Free Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Free Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$242,194	$189,100	$788,852	$719,047
Changes in assets and liabilities	56,569	18,130	(13,294)	16,912
Discretionary cash flow	298,763	207,230	775,558	735,959
Capital expenditures	(260,232)	(193,480)	(647,503)	(586,813)
Investment in equity method investments	(9,961)	(9,756)	(72,866)	(23,382)
Free cash flow	$28,570	$3,994	$55,189	$125,764

EBITDAX Calculation and Reconciliation

EBITDAX is defined as net income plus loss on debt extinguishment, interest expense, other expense, income tax expense, depreciation, depletion and amortization (including impairments), exploration expense, gain and loss on sale of assets, non-cash gain and loss on derivative instruments, loss on equity method investments and stock-based compensation expense. EBITDAX is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our ability to internally fund exploration and development activities and to service or incur debt without regard to financial or capital structure. EBITDAX is not a measure of financial performance under GAAP and should not be considered as alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Net income	$122,337	$17,587	$281,998	$144,834
Plus (less):
Interest expense, net	14,191	20,331	57,577	61,720
Other expense (income)	115	(5,083)	347	(4,974)
Income tax expense	39,408	7,151	91,201	85,965
Depreciation, depletion and amortization	121,172	146,267	288,210	425,689
Impairment of oil and gas properties	—	—	—	68,555
Exploration	10,049	6,466	68,166	16,623
(Gain) loss on sale of assets	(25,655)	11,872	14,850	13,498
Non-cash (gain) loss on derivative instruments	3,496	4,742	(18,726)	(42,766)
Loss on equity method investments	11	1,417	1,009	3,986
Stock-based compensation	6,489	7,849	17,631	26,178
EBITDAX	$291,613	$218,599	$802,263	$799,308

Net Debt Reconciliation

The total debt to total capitalization ratio is calculated by dividing total debt by the sum of total debt and total stockholders’ equity. This ratio is a measurement which is presented in our annual and interim filings and we believe this ratio is useful to investors in determining our leverage. Net Debt is calculated by subtracting cash and cash equivalents from total debt. Net Debt and the Net Debt to Total Capitalization ratio are non-GAAP measures which we believe are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire debt. Additionally, as we may incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating the Net Debt to Total Capitalization ratio.

(In thousands)	September 30, 2018	December 31, 2017
Current portion of long-term debt	$67,000	$304,000
Long-term debt, net	1,218,848	1,217,891
Total debt	$1,285,848	$1,521,891
Stockholders’ equity	2,094,147	2,523,905
Total capitalization	$3,379,995	$4,045,796

Total debt	$1,285,848	$1,521,891
Less: Cash and cash equivalents	(316,077)	(480,047)
Net debt	$969,771	$1,041,844

Net debt	$969,771	$1,041,844
Stockholders’ equity	2,094,147	2,523,905
Total adjusted capitalization	$3,063,918	$3,565,749

Total debt to total capitalization ratio	38.0%	37.6%
Less: Impact of cash and cash equivalents	6.3%	8.4%
Net debt to adjusted capitalization ratio	31.7%	29.2%
Capital Expenditures

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Cash paid for capital expenditures	$260,232	$193,480	$647,503	$586,813
Change in accrued capital costs	8,296	(18,005)	2,020	(1,207)
Exploratory dry hole cost	(5,340)	—	(56,425)	(2,842)
Capital expenditures	$263,188	$175,475	$593,098	$582,764